                                   ---------------------------------------------
                                          OMB APPROVAL
                                   ---------------------------------------------
                                   OMB NUMBER:                         3235-0145
                                   EXPIRES:                    DECEMBER 31, 1997
                                   ESTIMATED AVERAGE BURDEN
                                   HOURS PER RESPONSE........              14.90
                                   ---------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  1)*

                                 Anesta Corp.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                         Common Stock, $.001 par value
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  0000346031
--------------------------------------------------------------------------------
                                (CUSIP Number)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------                                         ------------------
CUSIP NO.  0000346031                  13G                    PAGE 2 OF 11 PAGES
---------------------                                         ------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Morgan, Holland Fund II, L.P.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]
      Not Applicable                                         (b) [ ]
--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
     NUMBER OF      5  SOLE VOTING POWER

      SHARES           Not Applicable
                    ------------------------------------------------------------
   BENEFICIALLY     6  SHARED VOTING POWER

     OWNED BY          Not Applicable
                    ------------------------------------------------------------
       EACH         7  SOLE DISPOSITIVE POWER

     REPORTING         Not Applicable
                    ------------------------------------------------------------
      PERSON        8 SHARED DISPOSITIVE POWER

       WITH           Not Applicable
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      Not Applicable
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

      Not Applicable
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      Less Than 5%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON *

      PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                         ------------------
CUSIP NO.  0000346031                  13G                    PAGE 3 OF 11 PAGES
---------------------                                         ------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Morgan, Holland Partners II, L.P.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]
      Not Applicable                                         (b) [ ]
--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
     NUMBER OF      5  SOLE VOTING POWER

      SHARES           Not Applicable
                    ------------------------------------------------------------
   BENEFICIALLY     6  SHARED VOTING POWER

     OWNED BY          Not Applicable
                    ------------------------------------------------------------
       EACH         7  SOLE DISPOSITIVE POWER

     REPORTING         Not Applicable
                    ------------------------------------------------------------
      PERSON        8 SHARED DISPOSITIVE POWER

       WITH           Not Applicable
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      Not Applicable
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

      Not Applicable
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      Less Than 5%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON *

      PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                         ------------------
CUSIP NO.  0000346031                  13G                    PAGE 4 OF 11 PAGES
---------------------                                         ------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Daniel J. Holland
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]
      Not Applicable                                         (b) [ ]
--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
     NUMBER OF      5  SOLE VOTING POWER

      SHARES           Not Applicable
                    ------------------------------------------------------------
   BENEFICIALLY     6  SHARED VOTING POWER

     OWNED BY          Not Applicable
                    ------------------------------------------------------------
       EACH         7  SOLE DISPOSITIVE POWER

     REPORTING         Not Applicable
                    ------------------------------------------------------------
      PERSON        8 SHARED DISPOSITIVE POWER

       WITH           Not Applicable
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      Not Applicable
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

      Not Applicable
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      Less Than 5%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON *

      IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                         ------------------
CUSIP NO.  0000346031                  13G                    PAGE 5 OF 11 PAGES
---------------------                                         ------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Edward M. Kania, Jr.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]
      Not Applicable                                         (b) [ ]
--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
     NUMBER OF      5  SOLE VOTING POWER

      SHARES           Not Applicable
                    ------------------------------------------------------------
   BENEFICIALLY     6  SHARED VOTING POWER

     OWNED BY          Not Applicable
                    ------------------------------------------------------------
       EACH         7  SOLE DISPOSITIVE POWER

     REPORTING         Not Applicable
                    ------------------------------------------------------------
      PERSON        8 SHARED DISPOSITIVE POWER

       WITH           Not Applicable
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      Not Applicable
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

      Not Applicable
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      Less Than 5%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON *

      IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                         ------------------
CUSIP NO.  0000346031                  13G                    PAGE 6 OF 11 PAGES
---------------------                                         ------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Joseph T. McCullen, Jr.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]
      Not Applicable                                         (b) [ ]
--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
     NUMBER OF      5  SOLE VOTING POWER

      SHARES           Not Applicable
                    ------------------------------------------------------------
   BENEFICIALLY     6  SHARED VOTING POWER

     OWNED BY          Not Applicable
                    ------------------------------------------------------------
       EACH         7  SOLE DISPOSITIVE POWER

     REPORTING         Not Applicable
                    ------------------------------------------------------------
      PERSON        8 SHARED DISPOSITIVE POWER

       WITH           Not Applicable
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      Not Applicable
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

      Not Applicable
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      Less Than 5%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON *

      IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  Schedule 13G
                                  ------------



       Item 1(a).  Name of Issuer:  Anesta Corp.
                   ---------------

       Item 1(b).  Address of Issuer's Principal Executive Offices:
                   -----------------------------------------------

                   4745 Wiley Post Way
                   Plaza 6, Suite 650
                   Salt Lake City, UT 84116

       Item 2(a).  Names of Persons Filing:  Morgan, Holland Fund II, L.P.,
                   -----------------------
                   Morgan, Holland Partners II, L.P., Daniel J. Holland, Edwin
                   M. Kania, Jr., and Joseph T. McCullen, Jr.

                   Morgan, Holland Partners II, L.P. is the sole general partner of the Morgan, Holland Fund II, L.P. Messrs. Holland, Kania, and McCullen are individual general partners of Morgan, Holland Partners II, L.P.

       Item 2(b).  Address of Principal Business Office or, if None, Residence:
                   -----------------------------------------------------------

                   The address of the principal business office of Morgan, Holland Partners II, L.P., Morgan, Holland Fund II, L.P., and Messrs. Holland, Kania, and McCullen is One Liberty Square, Boston, MA 02109.

       Item 2(c).  Citizenship:  Morgan, Holland Partners II, L.P. and Morgan,
                   -----------
                   Holland Fund II, L.P., are limited partnerships organized under the laws of the State of Delaware. Each of Messrs. Holland, Kania, and McCullen is a United States citizen.

       Item 2(d).  Title of Class of Securities: Common Stock, $.001 par value
                   ----------------------------
       per share

       Item 2(e).  CUSIP Number:  0000346031
                   -------------

       Item 3.     If this statement if filed pursuant to Rules 13d-1(b), or
                   ---------------------------------------------------------
                   13d-2(b), check whether the person filing is a:
                   -----------------------------------------------

                   (a) [  ] Broker or Dealer registered under Section 15 of the
                            Securities Exchange Act of 1934 (the "Act").

                   (b) [  ] Bank as defined in Section 3(a)(6) of the Act.

                   (c) [  ] Insurance Company as defined in Section 3(a)(19) of the Act.

                   (d) [  ] Investment Company registered under Section 8 of
                            the Investment Company Act of 1940.

                   (e) [  ] Investment Advisor registered under Section 203 of the Investment Advisers Act of 1940.

                   (f) [  ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(f) of the Act.

                   (g) [  ] Parent Holding Company, in accordance with Rule 13d-
                            1(b)(ii)(G) of the Act.

                   (h) [  ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H) of the Act.

                   Not Applicable.

       Item 4.    Ownership.
                  ---------

                  (a) Amount Beneficially Owned

                      Not Applicable

                  (b) Percent of Class:

                      Less Than 5%

                  (c) Number of shares as to which such person has:

                      (i) sole power to vote or to direct the vote:

                          Not Applicable

                     (ii) shared power to vote or to direct the vote:

                          Not Applicable

                    (iii) sole power to dispose or direct the disposition:

                          Not Applicable

                     (iv) shared power to dispose or direct the disposition:

                          Not Applicable

                 Each of reporting persons expressly disclaims beneficial ownership of any shares of Common Stock of Anesta Corp.

       Item 5.    Ownership of Five Percent or Less of a Class.
                  --------------------------------------------

                 If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

       Item 6.    Ownership of More than Five Percent on Behalf of Another
                  --------------------------------------------------------
       Person.
       ------

                  Not Applicable.

       Item 7.    Identification and Classification of the Subsidiary which
                  ---------------------------------------------------------
                  Acquired the Security Being Reported on By the Parent Holding
                  -------------------------------------------------------------
                  Company.
                  -------

                  Not Applicable.

       Item 8.    Identification and Classification of Members of the Group.
                  ---------------------------------------------------------

                 Not Applicable. The Reporting Persons expressly disclaim membership in a "group" within the meaning of Regulation 13D.

       Item 9.  Notice of Dissolution of Group.
                ------------------------------

                Not Applicable.

       Item 10. Certification.
                -------------

                Not Applicable.  This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).

                                   SIGNATURES
                                   ----------

         After reasonable inquiry and to the best of my knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement set forth as Exhibit 1 hereto.

       Date:  February 13, 1997


       MORGAN, HOLLAND FUND II, L.P.

       By:  Morgan, Holland Partners

       By:  /s/ Daniel J. Holland
            ---------------------
            General Partner


       MORGAN, HOLLAND PARTNERS II, L.P.

       By:  /s/ Daniel J. Holland
            ---------------------
            General Partner


       /s/ Daniel J. Holland
       ---------------------
       Daniel J. Holland

       /s/ Edwin M. Kania, Jr.
       -----------------------
       Edwin M. Kania, Jr.

       /s/ Joseph T. McCullen, Jr.
       ---------------------------
       Joseph T. McCullen

                                                                       EXHIBIT 1
                                                                       ---------

                                   AGREEMENT
                                   ---------

         Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Anesta Corp.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

       Date:  February 13, 1995


       MORGAN, HOLLAND FUND II, L.P.

           By:  Morgan, Holland Partners II, L.P.

           By:  /s/ James F. Morgan
                -------------------
                General Partner


       MORGAN, HOLLAND PARTNERS II, L.P.


          By: /s/ James F. Morgan
              -------------------
              General Partner


       /s/ James F. Morgan
       -------------------
       James F. Morgan

       /s/ Daniel J. Holland
       ---------------------
       Daniel J. Holland

       /s/ Edwin M. Kania, Jr.
       -----------------------
       Edwin M. Kania, Jr.

       /s/ Joseph T. McCullen, Jr.
       ---------------------------
       Joseph T. McCullen, Jr.